news release

FOR RELEASE AT 3:30 AM PT
APRIL 30, 2021

Chevron Announces First Quarter 2021 Results
•Earnings of $1.4 billion; adjusted earnings of $1.7 billion
•Capital spending down 43 percent from prior year
•Cash flow from operations of $4.2 billion
•Free cash flow excluding working capital of $3.4 billion
San Ramon, Calif., April 30, 2021 – Chevron Corporation (NYSE: CVX) today reported earnings of $1.4 billion ($0.72 per share - diluted) for first quarter 2021, compared with $3.6 billion ($1.93 per share - diluted) in first quarter 2020. Included in the current quarter were pension settlement costs and legal reserves totaling $351 million. Foreign currency effects decreased earnings by $2 million. Adjusted earnings of $1.7 billion ($0.90 per share - diluted) in first quarter 2021 compares to adjusted earnings of $2.5 billion ($1.31 per share - diluted) in first quarter 2020. For a reconciliation of adjusted earnings/(loss), see Attachment 5.
Sales and other operating revenues in first quarter 2021 were $31 billion, compared to $30 billion in the year-ago period.
Earnings Summary

	Three Months Ended March 31
Millions of dollars	2021	2020
Earnings by business segment
Upstream	$2,350	$2,920
Downstream	5	1,103
All Other	(978)	(424)
Total (1)(2)	$1,377	$3,599
(1) Includes foreign currency effects	$(2)	$514
(2) Net income attributable to Chevron Corporation (See Attachment 1)
“Earnings strengthened primarily due to higher oil prices as the economy recovers,” said Mike Wirth, Chevron’s chairman and chief executive officer. “Results were down from a year ago due in part to ongoing downstream margin and volume effects resulting from the pandemic and the impacts of winter storm Uri.”
“We maintained capital discipline with capital spending down 43 percent from last year,” Wirth added. “We realized cost efficiencies from last year’s restructuring and the integration of Noble Energy.” As a result, free cash flow excluding working capital was $3.4 billion in the first quarter 2021, and the Board approved a 4 percent dividend increase that was announced earlier this week.

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“We took action to advance a lower-carbon future by announcing plans with partners to develop carbon negative bioenergy and commercially viable, large-scale businesses in hydrogen,” Wirth continued. The company also invested in developing new technologies for geothermal power, floating offshore wind turbines and green ammonia.
Additionally, the company announced an agreement to acquire all the publicly held common units representing limited partner interests in Noble Midstream Partners LP not already owned by Chevron and its affiliates in exchange for shares of common stock in Chevron. This transaction is expected to close in the second quarter 2021.
UPSTREAM
Worldwide net oil-equivalent production was 3.12 million barrels per day in first quarter 2021, a decrease of 4 percent from a year ago.

U.S. Upstream
	Three Months Ended March 31
Millions of dollars	2021	2020
Earnings	$941	$241
U.S. upstream operations earned $941 million in first quarter 2021, compared with earnings of $241 million a year earlier. The improvement primarily reflected higher crude oil and natural gas realizations.
The company’s average sales price per barrel of crude oil and natural gas liquids was $48 in first quarter 2021, up from $37 a year earlier. The average sales price of natural gas was $2.15 per thousand cubic feet in first quarter 2021, up from $0.60 in last year’s first quarter.
Net oil-equivalent production of 1.08 million barrels per day in first quarter 2021 was up 11,000 barrels per day from a year earlier. The increase was due to 210,000 barrels per day of production from the Noble Energy acquisition, partially offset by a 68,000 barrels per day decrease related to the Appalachian asset sale, weather effects from winter storm Uri and normal field declines. The net liquids component of oil-equivalent production in first quarter 2021 was essentially flat at 802,000 barrels per day, while net natural gas production increased 5 percent to 1.64 billion cubic feet per day, compared to last year’s first quarter.

International Upstream
	Three Months Ended March 31
Millions of dollars	2021	2020
Earnings*	$1,409	$2,679
*Includes foreign currency effects	$(52)	$468
International upstream operations earned $1.41 billion in first quarter 2021, compared with $2.68 billion a year ago. The decrease in earnings was primarily due to lower sales volumes, the absence of a 2020 gain on the sale of Philippine assets, lower trading results, lower natural gas realizations and lower tax items. These decreases were partly offset by higher crude oil realizations. Foreign currency effects had an unfavorable impact on earnings of $520 million between periods.
The average sales price for crude oil and natural gas liquids in first quarter 2021 was $56 per barrel, up from $43 a year earlier. The average sales price of natural gas was $4.72 per thousand cubic feet in the first quarter, down from $5.66 in last year’s first quarter.

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Net oil-equivalent production of 2.05 million barrels per day in first quarter 2021 was down 6 percent from first quarter 2020. Higher production of 138,000 barrels per day from the Noble Energy acquisition and the resumption of production in the Partitioned Zone between Saudi Arabia and Kuwait was more than offset by asset sale-related decreases of 51,000 barrels per day, unfavorable entitlement effects, absence of volumes in Venezuela where the company no longer reports production, Gorgon maintenance impacts, production curtailments and normal field declines. The net liquids component of oil-equivalent production decreased 12 percent to 1.02 million barrels per day in first quarter 2021, while net natural gas production of 6.13 billion cubic feet per day increased 1 percent, compared to last year's first quarter.
DOWNSTREAM

U.S. Downstream
	Three Months Ended March 31
Millions of dollars	2021	2020
Earnings	$(130)	$450
U.S. downstream operations reported a loss of $130 million in first quarter 2021, compared with earnings of $450 million a year earlier. The decrease was mainly due to lower margins on refined product sales and lower sales volumes.
Refinery crude oil input in first quarter 2021 decreased 9 percent to 881,000 barrels per day from the year-ago period, as the company reduced refinery runs in response to lower demand.
Refined product sales of 1.05 million barrels per day were down 9 percent from the year-ago period, mainly due to lower jet fuel, gasoline and diesel demand associated with the pandemic.

International Downstream
	Three Months Ended March 31
Millions of dollars	2021	2020
Earnings*	$135	$653
*Includes foreign currency effects	$59	$60
International downstream operations reported earnings of $135 million in first quarter 2021, compared with earnings of $653 million a year earlier. The decrease in earnings was largely due to lower margins on refined product sales, partially offset by lower operating expenses.
Refinery crude oil input of 536,000 barrels per day in first quarter 2021 decreased 16 percent from the year-ago period, primarily due to the demand impacts from the pandemic.
Refined product sales of 1.27 million barrels per day in first quarter 2021 were essentially unchanged from the year-ago period.
ALL OTHER

	Three Months Ended March 31
Millions of dollars	2021	2020
Net Charges*	$(978)	$(424)
*Includes foreign currency effects	$(9)	$(14)
All Other consists of worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities and technology companies.

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Net charges in first quarter 2021 were $978 million, compared to $424 million a year earlier. The increase in net charges between periods was mainly due to higher employee benefit and pension settlement costs. Foreign currency effects decreased net charges by $5 million between periods.
CASH FLOW FROM OPERATIONS
Cash flow from operations in the first three months of 2021 was $4.2 billion, compared with $4.7 billion in 2020. Excluding working capital effects, cash flow from operations in the first three months of 2021 was $5.1 billion, compared with $5.8 billion in 2020.
CAPITAL AND EXPLORATORY EXPENDITURES
Capital and exploratory expenditures in the first three months of 2021 were $2.5 billion, compared with $4.4 billion in 2020. The amounts included $678 million in 2021 and $1.2 billion in 2020 for the company’s share of expenditures by affiliates, which did not require cash outlays by the company. Expenditures for upstream represented 84 percent of the company-wide total in 2021.

Chevron is one of the world’s leading integrated energy companies. We believe affordable, reliable and ever-cleaner energy is essential to achieving a more prosperous and sustainable world. Chevron produces crude oil and natural gas; manufactures transportation fuels, lubricants, petrochemicals and additives; and develops technologies that enhance our business and the industry. To advance a lower-carbon future, we are focused on cost efficiently lowering our carbon intensity, increasing renewables and offsets in support of our business, and investing in low-carbon technologies that enable commercial solutions.
# # #
Contact: Sean Comey -- +1 925-842-5509
NOTICE
Chevron’s discussion of first quarter 2021 earnings with security analysts will take place on Friday, April 30, 2021, at 8:00 a.m. PT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s website at www.chevron.com under the “Investors” section. Prepared remarks for today’s call, additional financial and operating information and other complementary materials will be available prior to the call at approximately 3:30 a.m. PT and located under “Events and Presentations” in the “Investors” section on the Chevron website.
As used in this news release, the term “Chevron” and such terms as “the company,” “the corporation,” “our,” “we,” “us” and “its” may refer to Chevron Corporation, one or more of its consolidated subsidiaries, or to all of them taken as a whole. All of these terms are used for convenience only and are not intended as a precise description of any of the separate companies, each of which manages its own affairs.
Please visit Chevron’s website and Investor Relations page at www.chevron.com and www.chevron.com/investors, LinkedIn: www.linkedin.com/company/chevron, Twitter: @Chevron, Facebook: www.facebook.com/chevron, and Instagram: www.instagram.com/chevron, where Chevron often discloses important information about the company, its business, and its results of operations.
Non-GAAP Financial Measures - This news release includes adjusted earnings/(loss), which reflect earnings or losses excluding significant non-operational items including impairment charges, write-offs, severance costs, Noble Energy acquisition costs, gains on asset sales, unusual tax items, effects of pension settlements and curtailments, foreign currency effects and other special items. During the first quarter of 2021, the Company updated its calculation of adjusted earnings to exclude pension settlement costs. The Company recognizes settlement gains or losses when the cost of all settlements for a plan during a year is greater than the sum of its service and interest costs during the year. By adjusting

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earnings to exclude pension settlement costs, the Company believes it removes non-operational costs that would otherwise obscure its underlying operating results. Adjusted earnings/(loss) for 2020 were recast to conform with the current presentation. We believe it is useful for investors to consider this measure in comparing the underlying performance of our business across periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income (loss) as prepared in accordance with U.S. GAAP. A reconciliation to net income (loss) attributable to Chevron Corporation is shown in Attachment 5.
This news release also includes free cash flow and free cash flow excluding working capital. Free cash flow is defined as net cash provided by operating activities less cash capital expenditures, and represents the cash available to creditors and investors after investing in the business. Free cash flow excluding working capital is defined as net cash provided by operating activities excluding working capital less cash capital expenditures and represents the cash available to creditors and investors after investing in the business excluding the timing impacts of working capital. The company believes these measures are useful to monitor the financial health of the company and its performance over time. A reconciliation of free cash flow and free cash flow excluding working capital are shown in Attachment 3.
CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This news release contains forward-looking statements relating to Chevron’s operations that are based on management's current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words or phrases such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “advances,” “commits,” “forecasts,” “projects,” “believes,” “approaches,” “seeks,” “schedules,” “estimates,” “positions,” “pursues,” “may,” “could,” “should,” “will,” “budgets,” “outlook,” “trends,” “guidance,” “focus,” “on track,” “goals,” “objectives,” “strategies,” “opportunities,” “poised,” “potential” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices and demand for our products, and production curtailments due to market conditions; crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries and other producing countries; public health crises, such as pandemics (including coronavirus (COVID-19)) and epidemics, and any related government policies and actions; changing economic, regulatory and political environments in the various countries in which the company operates; general domestic and international economic and political conditions; changing refining, marketing and chemicals margins; the company’s ability to realize anticipated cost savings, expenditure reductions and efficiencies associated with enterprise transformation initiatives; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of the company’s suppliers, vendors, partners and equity affiliates, particularly during extended periods of low prices for crude oil and natural gas during the COVID-19 pandemic; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s operations due to war, accidents, political events, civil unrest, severe weather, cyber threats, terrorist acts, or other natural or human causes beyond the company’s control; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant operational, investment or product changes required by existing or future environmental statutes and regulations, including international agreements and national or regional legislation and regulatory measures to limit or reduce greenhouse gas emissions; the potential liability resulting from pending or future litigation; the company's ability to achieve the anticipated benefits from the acquisition of Noble Energy, Inc.; the company’s future acquisitions or dispositions of assets or shares or the delay or

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failure of such transactions to close based on required closing conditions; the potential for gains and losses from asset dispositions or impairments; government mandated sales, divestitures, recapitalizations, industry-specific taxes, tariffs, sanctions, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; material reductions in corporate liquidity and access to debt markets; the receipt of required Board authorizations to pay future dividends; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; the company’s ability to identify and mitigate the risks and hazards inherent in operating in the global energy industry; and the factors set forth under the heading “Risk Factors” on pages 18 through 23 of the company's 2020 Annual Report on Form 10-K and in other subsequent filings with the U.S. Securities and Exchange Commission. Other unpredictable or unknown factors not discussed in this news release could also have material adverse effects on forward-looking statements.

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 1
(Millions of Dollars, Except Per-Share Amounts)
(unaudited)

CONSOLIDATED STATEMENT OF INCOME
	Three Months Ended March 31
REVENUES AND OTHER INCOME	2021	2020

Sales and other operating revenues	$31,076	$29,705
Income (loss) from equity affiliates	911	965
Other income (loss)	42	831
Total Revenues and Other Income	32,029	31,501
COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products	17,568	15,509
Operating expenses *	6,294	6,072
Exploration expenses	86	158
Depreciation, depletion and amortization	4,286	4,288
Taxes other than on income	1,420	1,167
Interest and debt expense	198	162
Total Costs and Other Deductions	29,852	27,356
Income (Loss) Before Income Tax Expense	2,177	4,145
Income tax expense (benefit)	779	564
Net Income (Loss)	1,398	3,581
Less: Net income (loss) attributable to noncontrolling interests	21	(18)
NET INCOME (LOSS) ATTRIBUTABLE TO CHEVRON CORPORATION	$1,377	$3,599

* Includes operating expense, selling, general and administrative expense, and other components of net periodic benefit costs

PER-SHARE OF COMMON STOCK
Net Income (Loss) Attributable to Chevron Corporation
- Basic	$0.72	$1.93
- Diluted	$0.72	$1.93

Weighted Average Number of Shares Outstanding (000's)
- Basic	1,912,925	1,862,273
- Diluted	1,915,889	1,865,649

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 2
(Millions of Dollars)
(unaudited)

EARNINGS BY MAJOR OPERATING AREA	Three Months Ended March 31
	2021	2020
Upstream
United States	$941	$241
International	1,409	2,679
Total Upstream	2,350	2,920
Downstream
United States	(130)	450
International	135	653
Total Downstream	5	1,103
All Other (1)	(978)	(424)
Total (2)	$1,377	$3,599

SELECTED BALANCE SHEET ACCOUNT DATA (Preliminary)	Mar 31, 2021	Dec 31, 2020
Cash and Cash Equivalents	$7,076	$5,596
Marketable Securities	$32	$31
Total Assets	$241,645	$239,790
Total Debt	$45,440	$44,315
Total Chevron Corporation Stockholders' Equity	$131,888	$131,688

	Three Months Ended March 31
CAPITAL AND EXPLORATORY EXPENDITURES(3)	2021	2020
United States
Upstream	$1,049	$2,017
Downstream	242	276
Other	52	94
Total United States	1,343	2,387

International
Upstream	1,059	1,884
Downstream	98	148
Other	4	5
Total International	1,161	2,037
Worldwide	$2,504	$4,424
(1) Includes worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, and technology companies.
(2) Net Income (Loss) Attributable to Chevron Corporation (See Attachment 1).
(3) Includes interest in affiliates:
United States	$86	$119
International	592	1,064
Total	$678	$1,183

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 3
(Billions of Dollars)
(unaudited)

SUMMARIZED STATEMENT OF CASH FLOWS (Preliminary)[1]
	Three Months Ended March 31
OPERATING ACTIVITIES	2021	2020
Net Income (Loss)	$1.4	$3.6
Adjustments
Depreciation, depletion and amortization	4.3	4.3
Distributions more (less) than income from equity affiliates	(0.5)	(0.6)
Loss (gain) on asset retirements and sales	(0.1)	(0.2)
Net foreign currency effects	0.1	(0.4)
Deferred income tax provision	(0.3)	0.1
Net decrease (increase) in operating working capital	(0.9)	(1.1)
Other operating activity	0.1	(0.8)
Net Cash Provided by Operating Activities	$4.2	$4.7

INVESTING ACTIVITIES
Capital expenditures	(1.7)	(3.1)
Proceeds and deposits related to asset sales and returns of investment	0.2	0.4
Other investing activity(2)	—	(0.4)
Net Cash Used for Investing Activities	$(1.6)	$(3.2)

FINANCING ACTIVITIES
Net change in debt	1.2	5.4
Cash dividends — common stock	(2.5)	(2.4)
Net sales (purchases) of treasury shares	0.3	(1.6)
Distributions to noncontrolling interests	—	—
Net Cash Provided by (Used for) Financing Activities	$(1.1)	$1.4

EFFECT OF EXCHANGE RATE CHANGES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(0.1)	(0.2)
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	$1.5	$2.8
(1) Totals may not match sum of parts due to presentation in billions.
(2) Primarily borrowings of loans by equity affiliates.

RECONCILIATION OF NON-GAAP MEASURES
Net Cash Provided by Operating Activities	$4.2	$4.7
Less: Capital expenditures	1.7	3.1
Free Cash Flow	$2.5	$1.6
Less: Net decrease (increase) in operating working capital	(0.9)	(1.1)
Free Cash Flow Excluding Working Capital	$3.4	$2.7

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 4
(unaudited)

OPERATING STATISTICS (1)	Three Months Ended March 31
NET LIQUIDS PRODUCTION (MB/D): (2)	2021	2020
United States	802	803
International	1,024	1,163
Worldwide	1,826	1,966
NET NATURAL GAS PRODUCTION (MMCF/D): (3)
United States	1,643	1,564
International	6,127	6,049
Worldwide	7,770	7,613
TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (4)
United States	1,075	1,064
International	2,046	2,171
Worldwide	3,121	3,235
SALES OF NATURAL GAS (MMCF/D):
United States	3,911	4,363
International	5,430	6,226
Worldwide	9,341	10,589
SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	198	235
International	152	140
Worldwide	350	375
SALES OF REFINED PRODUCTS (MB/D):
United States	1,050	1,159
International (5)	1,267	1,271
Worldwide	2,317	2,430
REFINERY INPUT (MB/D):
United States	881	965
International	536	635
Worldwide	1,417	1,600

(1) Includes interest in affiliates.
(2) Includes net production of synthetic oil:
Canada	60	57
(3) Includes natural gas consumed in operations (MMCF/D):
United States	45	47
International	558	607
(4)    Oil-equivalent production is the sum of net liquids production, net natural gas production and synthetic production. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.

(5) Includes share of affiliate sales (MB/D):	340	354

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 5
(Millions of Dollars)
(unaudited)

RECONCILIATION OF NON-GAAP MEASURES
	Three Months Ended March 31, 2021			Three Months Ended March 31, 2020 [1]
REPORTED EARNINGS	Pre- Tax	Income Tax	After-Tax	Pre-Tax	Income Tax	After-Tax

U.S. Upstream			$941			$241
Int'l Upstream			1,409			2,679
U.S. Downstream			(130)			450
Int'l Downstream			135			653
All Other			(978)			(424)
Net Income (Loss) Attributable to Chevron			$1,377			$3,599

SPECIAL ITEMS
U.S. Upstream
Int'l Upstream
Asset sale gains	—	—	—	240	—	240
Tax Items	—	—	—	—	440	440
U.S. Downstream
Legal reserves	(140)	30	(110)	—	—	—
Int'l Downstream
All Other
Pension settlement costs	(317)	76	(241)	(60)	14	(46)
Total Special Items	$(457)	$106	$(351)	$180	$454	$634

FOREIGN CURRENCY EFFECTS
Int'l Upstream			$(52)			$468
Int'l Downstream			59			60
All Other			(9)			(14)
Total Foreign Currency Effects			$(2)			$514

ADJUSTED EARNINGS/(LOSS) [2]
U.S. Upstream			$941			$241
Int'l Upstream			1,461			1,531
U.S. Downstream			(20)			450
Int'l Downstream			76			593
All Other			(728)			(364)
Total Adjusted Earnings/(Loss)			$1,730			$2,451

Total Adjusted Earnings/(Loss) per share			$0.90			$1.31

[1] Amounts recast to conform with the current presentation of excluding pension settlement costs. For additional information, please refer to the discussion under “Non-GAAP Financial Measures” in this news release.

[2] Adjusted Earnings/(Loss) is defined as Net Income (loss) attributable to Chevron Corporation excluding special items and foreign currency effects.